COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Monday, April 24, 2006

COACHMEN INDUSTRIES, INC. ANNOUNCES FIRST QUARTER RESULTS

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced its financial results for the first quarter ended March 31, 2006.

Sales for the first quarter fell 15.4% to $162.6 million versus $192.2 million during the same period last year.  The Company reported net income of $2.9 million or $0.19 per share versus a loss of $1.4 million or $0.09 per share in the first quarter of 2005.  Income from continuing operations was $0.4 million, or $0.03 per share in the first quarter of 2006 compared with a loss of $1.0 million, or $0.06 per share in the first quarter of 2005.  In the first quarter, Coachmen completed a number of actions as part of the Company’s Intensive Recovery Plan, resulting in income from discontinued operations of $2.5 million, or $0.16 per share versus a loss from discontinued operations of $0.4 million, or $0.03 per share last year.

The Company increased its cash position as of March 31, 2006, from year-end 2005, by $6.1 million to $8.9 million with no short-term borrowings and shareholders’ equity increased to $196.0 million.  Operating cash flow for the quarter was $5.4 million compared with $4.6 million in 2005.  Capital expenditures in the first quarter were $1.8 million compared with $2.0 million last year.  Depreciation was $1.7 million for the first quarter versus $2.2 million for the first quarter of 2005.

Intensive Recovery Plan

“In the first quarter, we’ve continued to make good progress in executing actions under our Intensive Recovery Plan,” said Claire C. Skinner, Chairman and CEO.

The Company completed the sale of Miller Building Systems, Inc. to MBSI Holdings, LLC effective March 31, 2006.  Coachmen sold its 100% interest in the capital stock of Miller for $9.0 million in cash, a $2.5 million secured note and a $2.0 million earn-out note.  This sale resulted in a pre-tax gain of approximately $2.5 million, reported in discontinued operations.  Since its acquisition in 2000, Miller has struggled through a

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deep downturn in the telecommunications market.  In 2005, Miller generated revenues of $41.6 million and incurred a pre-tax loss of $8.2 million including restructuring and other charges.

In January, the company completed the sale of its Prodesign, LLC thermoformed plastics subsidiary for approximately $8.2 million resulting in a pre-tax gain of approximately $1.9 million reported in discontinued operations.  Prodesign generated revenues of approximately $14.2 million in 2005 resulting in a pre-tax loss of $0.7 million.

The closure of the operations at All American Homes in Springfield, Tennessee is complete, with only the disposal of some inventory and equipment remaining.  On March 15, Coachmen entered into a definitive agreement for the sale of the Tennessee facilities for $5.3 million in cash.  The sale of the Tennessee property is subject to certain customary conditions, and closing is anticipated to occur in late June or early July.

On March 31, 2006 the Company completed the sale of a property located in Grapevine, Texas for approximately $2.0 million, resulting in a pre-tax gain of approximately $1.8 million.  Also during the quarter, the Company completed the sale of vacant farmland in Middlebury, Indiana for approximately $1.0 million, resulting in a pre-tax gain of approximately $0.8 million.  The Company has several other remaining assets listed for sale, including the Company aircraft, the former Georgie Boy Manufacturing facilities in Edwardsburg, Michigan, and several smaller properties.

Coachmen also made significant progress on the operating aspects of its Intensive Recovery Plan, details of which are included in the separate Segment discussions below.

Recreational Vehicle Segment

The Company’s Recreational Vehicle Group reported sales of $119.9 million during the first quarter of 2006, down 22.0% from the $153.7 million reported for the comparable period last year, primarily due to the softness in the motorized market.  The RV Group generated a pre-tax loss from continuing operations for the first quarter of $2.7 million compared with a pre-tax loss of $1.9 million for the year-ago quarter.  First quarter 2006 results included the recovery of a legal settlement of approximately $2.8 million, while results for the first quarter of 2005 included approximately $2.2 million from a legal settlement during that period.

The industry-wide weakness in motorized products continued in the first quarter.  For the quarter, RV Group wholesale unit shipments of all product types increased by 0.4% to 4,808 units.  Shipments of motorized products fell 32.9% to 1,090 units, while shipments of non-motorized products increased by 17.5% to 3,718 units.  Through February, industry wholesale shipments of Class A motorhomes declined 20.6%, while Class A retail registrations as reported by Statistical Surveys, Inc. declined 24.9% through February.  Shipments of the Company’s Travel Trailers increased 38.0% due to the market success of its redesigned 2006 models, as well as orders for temporary housing units in hurricane affected areas in the Gulf region.  Coachmen received orders for approximately 3,500 “FEMA”-related units with a value of approximately $36 million, most of which were delivered by the end of 2005.  The RV Group delivered the remaining 1,100 units in the first quarter.  At the end of the first quarter, backlogs in

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dollars decreased to $57.7 million from $90.9 million a year ago.  Backlogs in units rose 36.5% to 2,474 from 1,813 in the first quarter of 2005, primarily due to the increase of travel trailer orders from dealers.

During the first quarter, the RV Group made steady progress towards achieving the objectives of its Intensive Recovery Plan.  The Georgie Boy Manufacturing transition to the Middlebury, Indiana complex was completed.  Management continues to rationalize product lines in order to enhance throughput and productivity.  Numerous product lines are being enhanced and repositioned in conjunction with the 2007 model year, which will be launched in the second quarter.  Internal processes continue to be streamlined, which will positively impact gross margins as well as operating expenses.

The RV Group’s first quarter results reflect progress in cost control and initial consumer acceptance of product improvements made under the recovery plan, however the softness in the motorized market and the associated decline in the RV Group’s sales levels created significant challenges to achieving profitability.

Housing and Building Segment

The Company’s Housing and Building Group reported sales of $42.7 million, up 10.8% from $38.6 million during the first quarter of 2005.  The Housing Group generated a pre-tax profit from continuing operations of $0.1 million in the first quarter compared with a pretax loss of $3.0 million for the year-ago quarter.  Gross profit increased to 22.6% of sales from 19.6% in 2005.  The Group’s overall profitability was enhanced as a result of increased labor productivity and overhead absorption as well as the operating improvements that were made in conjunction with the Company’s Intensive Recovery Plan.

Wholesale unit shipments declined 3.4% from the prior year’s quarter and backlogs rose 1.5% to $38.0 million, compared with $37.4 million at March 31, 2005.  Despite the decline in unit shipments, the Group’s revenues were driven by a 26.4% increase in average revenues per unit due to a shift in product mix and incremental revenues from large scale projects.  The Company’s operations in the Midwest have shown some improvement over recent trends and in particular, operations in Indiana and Ohio showed significant improvement based on an increase in orders for Gulf Coast reconstruction as well as the absorption of additional business from the former operations in Tennessee.  The Southeastern market continued to be strong, with a 13% increase in revenues at All American Homes of North Carolina, LLC and a 44% increase in sales at the Company’s Mod-U-Kraf division in Virginia.

The 62,000 square-foot plant expansion of the Mod-U-Kraf operation in Virginia, announced last quarter, is expected to be completed in the second quarter.  Backlogs at Mod-U-Kraf have continued to grow, and at the end of the first quarter they were 24.6% higher than levels of a year ago.  Upon completion, the 40% increase in production capacity resulting from this expansion should alleviate much of the pressure on current backlogs.

In the first quarter, the Company’s All American Building Systems (AABS) commercial business unit completed a number of projects, including a $1.2 million condominium

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project in the Florida Keys and the $4.5 million military housing project at Fort Bliss in Texas.  AABS also began construction on a $1.9 million project to provide single-family luxury lake homes in South Carolina during the first quarter.  The Group is pursuing a number of exciting opportunities, including additional military housing projects.  The initial project at Fort Bliss was successfully completed, and represents the Group’s first entry into the expanding military housing market.  AABS is now pursuing follow-on projects for additional barracks as well as single-family and multi-family housing projects at a number of military installations.  AABS is also pursuing incremental projects for student housing at a number of institutions in the eastern United States.

2006 Outlook

Current retail demand trends in the RV industry remain soft, particularly in the motorized market with some offsetting strength in towable products.  Consumer confidence has been trending higher, which is a positive sign for the industry, however recent increases in energy prices and projections for much higher fuel prices this summer may negatively impact consumer demand for recreational vehicles.  Recent surveys of dealers indicate that inventories remain elevated, particularly in motorhomes, while dealers have eased their projections for sales in 2006.

The most recent statistics on housing starts from the U.S. Census Bureau showed a 15.9% decline in new single-family homes in the Midwest region for February.  This softness in single-family home construction will continue to present challenges for the Company’s housing operations in Ohio, Indiana and Iowa, though this softness is being offset by more robust market conditions in the southeastern and mountain states.

“Despite the challenges that exist in our core markets, we are guardedly optimistic about the outlook for the remainder of the year,” Chairman Skinner said.  If the motorized RV market improves during the next quarter, we continue to believe that an improvement in overall gross margins to the 12% level is attainable. However, given recent market dynamics, it is possible that our RV Group will continue to struggle through the year.”

“In summary, the first quarter of 2006 demonstrated important progress in our recovery plan.  We continue to reshape our operations to best achieve our performance goals in each of our segments, and we redeployed assets to achieve these goals,” said Chairman Skinner.  “Though the current markets are creating near-term challenges, we have excellent products, dealers, builders, and employees, as well as a very sound balance sheet which provide the foundation necessary to capture the exciting long-term potential of the RV and Housing & Building markets we serve.  We remain confident in our ability to execute upon our recovery plan, excel in our markets and deliver the returns our shareholders expect and deserve,” Chairman Skinner concluded.

Coachmen Industries, Inc., through its prominent industry subsidiaries, is one of America's leading manufacturers of recreational vehicles, systems-built homes and commercial buildings. The Company's well-known RV brand names include COACHMEN(R), GEORGIE BOY(TM), SPORTSCOACH(R) and VIKING(R). Coachmen's ALL AMERICAN HOMES(R) subsidiary is one of the nation's largest producers of systems-built homes, and also a major builder of multi-family residential and commercial structures with its ALL AMERICAN BUILDING SYSTEMS(TM) products. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

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This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, rapidly increasing costs of product components and raw materials that may not be able to be passed through to buyers, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability to sell and close the operations for sale as described, the accuracy of the estimates of the costs to remedy the disclosed recreational vehicle warranty issues, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

     Jeffery A. Tryka, CFA

     Director of Planning and Investor Relations

     574-262-0123

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Coachmen Industries, Inc.
Consolidated Statements of Operations
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Net Sales	$ 162,554	$ 192,249

Gross Profit - $	14,642	18,785
Gross Profit - %	9.0%	9.8%

GS&A - $	16,259	20,197
GS&A - %	10.0%	10.5%

Gain on Sale of Property - $	(2,677)	(3)
Gain on Sale of Property - %	(1.6)%	(0.0)%

Operating Income (Loss) - $	1,060	(1,409)
Operating Income (Loss) - %	0.7%	(0.7)%

Other (Income) / Expense	442	8

Pre-Tax Income (Loss) from Continuing Operations - $	618	(1,417)
Pre-Tax Income (Loss) from Continuing Operations - %	0.4%	(0.7)%

Tax Expense (Benefit)	214	(464)

Net Income (Loss) from Continuing Operations	404	(953)

Loss from Operations of Discontinued Entity (net of tax credits of $(175) and $(301))	(329)	(433)
Gain on Sale of Discontinued Operations (net of taxes of $1,510)	2,835	-

Net Income (Loss)	2,910	(1,386)

Earnings per Share – Basic
Continuing Operations	0.03	(0.06)
Discontinued Operation	0.16	(0.03)
Net Earnings per Share	0.19	(0.09)

Earnings per Share – Diluted
Continuing Operations	0.03	(0.06)
Discontinued Operation	0.16	(0.03)
Net Earnings per Share	0.19	(0.09)

Weighted Average Shares Outstanding
Basic	15,593	15,526
Diluted	15,650	15,526

Coachmen Industries, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)
	March 31,	December 31
ASSETS	2006	2005
Current Assets
Cash and cash equivalents	$ 8,906	$ 2,780
Accounts receivable	39,669	47,174
Inventories	114,980	121,304
Prepaid expenses and other	15,726	16,245
Deferred income taxes	11,133	11,421

Total Current Assets	190,414	198,924

Property, plant & equipment, net	60,840	67,581

Notes receivable	7,219	2,493

Goodwill	16,865	17,383

Cash value of life insurance	30,798	28,880

Assets held for sale	2,666	291

Deferred income taxes	2,913	4,279

Other	2,762	2,985

Total Assets	$ 314,477	$ 322,816

	March 31,	December 31,
LIABILITIES & SHAREHOLDERS' EQUITY	2006	2005
Current Liabilities
ST borrowings & current portion of LT debt	$1,818	$14,499
Accounts payable, trade	41,106	31,658
Floor plan notes payable	5,068	4,361
Accrued income taxes	801	533
Accrued expenses and other liabilities	47,644	54,856

Total Current Liabilities	96,437	105,907

Long-term debt	11,561	12,913

Postretirement deferred compensation benefits	10,488	10,182

Other	-	11

Total Liabilities	118,486	129,013

Shareholders' Equity	195,991	193,803

Total Liabilities and Equity	$ 314,477	$ 322,816

Coachmen Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Net income (loss)	$ 2,910	$ (1,386)
Depreciation	1,669	2,232
Changes in current assets and liabilities	786	3,738
Net Cash Provided by Operations	5,365	4,584

Net Cash Provided by/(Used in) Investing Activities	14,939	(2,348)

Net borrowings	(13,326)	(10,248)
Issuance of stock	85	91
Dividends	(937)	(943)
Other	-	35
Net Cash Used in Financing Activities	(14,178)	(11,065)

Increase/(Decrease) in Cash and Cash Equivalents	6,126	(8,829)

Beginning of period cash and cash equivalents	2,780	14,992

Ending of Period Cash and Cash Equivalents	$ 8,906	$ 6,163

Coachmen Industries, Inc.
Quarterly Segment Data
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Sales
Recreational Vehicle	$ 119,854	$ 153,695
Housing and Building	42,700	38,554
Total	$ 162,554	$ 192,249

Gross Profit
Recreational Vehicle	$ 4,980	$ 11,154
Housing and Building	9,662	7,564
Other	-	67
Total	$ 14,642	$ 18,785

Gross Margin Percentage
Recreational Vehicle	4.2%	7.3%
Housing and Building	22.6%	19.6%
Total	9.0%	9.8%

Operating Expenses
Recreational Vehicle	$ 7,327	$ 12,853
Housing and Building	9,555	10,705
Other	(3,300)	(3,364)
Total	$ 13,582	$ 20,194

Operating Expense Percentage
Recreational Vehicle	6.1%	8.4%
Housing and Building	22.4%	27.8%
Total	8.4%	10.5%

Operating Income / (Loss)
Recreational Vehicle	$ (2,347)	$ (1,699)
Housing and Building	107	(3,141)
Other	3,300	3,431
Total	$ 1,060	$ (1,409)

Pre-Tax Income / (Loss) from Continuing Operations
Recreational Vehicle	$ (2,668)	$ (1,863)
Housing and Building	142	(3,031)
Other	3,144	3,477
Total	$ 618	$ (1,417)

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